Exhibit 99.8

To the Limited Partners of

KR Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Walter Davis
President and Director Ceres Managed Futures LLC General Partner, KR Master Fund L.P.

Ceres Managed Futures LLC 522 Fifth Avenue 14th Floor New York, NY 10036 (855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

KR Master Fund L.P.:

We have audited the accompanying statements of financial condition of KR Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2012 and 2011, and the related statements of income and expenses and changes in partners’ capital for the year ended December 31, 2012 and for the period May 1, 2011 (commencement of trading operations) to December 31, 2011. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of KR Master Fund L.P. as of December 31, 2012 and 2011, and the results of its operations and its changes in partners’ capital for the year ended December 31, 2012 and for the period May 1, 2011 (commencement of trading operations) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2013

KR Master Fund L.P.

Statements of Financial Condition

December 31, 2012 and 2011

	2012	2011
Assets:
Equity in trading account:
Cash (Note 3c)	$106,854,265	$105,348,346
Cash margin (Note 3c)	3,602,748	5,499,862
Net unrealized appreciation on open futures contracts	—	842,182
Net unrealized appreciation on open forward contracts	103,052	—
Options purchased, at fair value (cost $6,813,555 and $4,384,635, respectively)	5,494,376	4,411,001

Total trading equity	116,054,441	116,101,391
Expense reimbursements	3,965	—

Total assets	$116,058,406	$116,101,391

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open futures contracts	$1,013,613	$—
Net unrealized depreciation on open forward contracts	—	3,824,163
Options premium received, at fair value (premium $90,440 and $286,050, respectively)	82,320	273,180
Accrued expenses:
Professional fees	72,236	65,497

Total liabilities	1,168,169	4,162,840

Partners’ Capital:
General Partner	—	—
Limited Partners	114,890,237	111,938,551

Total liabilities and partners’ capital	$116,058,406	$116,101,391

See accompanying notes to financial statements.

KR Master Fund L.P.

Condensed Schedule of Investments

December 31, 2012

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	210	$514,486	0.45%
Grains	1,261	(1,166,667)	(1.02)
Livestock	398	40,970	0.04
Metals	266	(43,100)	(0.04)
Softs	164	34,785	0.03

Total futures contracts purchased		(619,526)	(0.54)

Futures Contracts Sold
Energy	98	(184,310)	(0.16)
Grains	56	25,550	0.02
Livestock	32	8,000	0.01
Metals	566	(289,185)	(0.25)
Softs	100	45,858	0.04

Total futures contracts sold		(394,087)	(0.34)

Unrealized Appreciation on Open Forward Contracts
Metals	1,228	3,399,598	2.96

Total unrealized appreciation on open forward contracts		3,399,598	2.96

Unrealized Depreciation on Open Forward Contracts
Metals	1,141	(3,296,546)	(2.87)

Total unrealized depreciation on open forward contracts		(3,296,546)	(2.87)

Options Purchased
Call
Energy	924	2,962,680	2.58
Grains	1,021	124,681	0.11
Softs	196	150,360	0.13

Call options purchased		3,237,721	2.82

Put
Grains	3,455	1,848,375	1.61
Livestock	692	408,280	0.35

Put options purchased		2,256,655	1.96

Total options purchased		5,494,376	4.78

Options Premium Received
Call
Softs	196	(82,320)	(0.07)

Total options premium received		(82,320)	(0.07)

Net fair value		$4,501,495	3.92%

See accompanying notes to financial statements.

KR Master Fund L.P.

Condensed Schedule of Investments

December 31, 2011

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	105	$(52,490)	(0.05)%
Grains	399	319,947	0.29
Livestock	437	(167,880)	(0.15)
Metals	40	(69,425)	(0.06)
Softs	187	(817,871)	(0.73)

Total futures contracts purchased		(787,719)	(0.70)

Futures Contracts Sold
Energy	109	49,860	0.04
Grains	101	(71,873)	(0.06)
Metals	162	1,739,660	1.55
Softs	46	(87,746)	(0.08)

Total futures contracts sold		1,629,901	1.45

Unrealized Appreciation on Open Forward Contracts
Metals	655	2,955,737	2.64

Total unrealized appreciation on open forward contracts		2,955,737	2.64

Unrealized Depreciation on Open Forward Contracts
Metals	684	(6,779,900)	(6.06)

Total unrealized depreciation on open forward contracts		(6,779,900)	(6.06)

Options Purchased
Call
Energy	1,606	2,545,030	2.27

Call options purchased		2,545,030	2.27

Put
Energy	99	204,633	0.18
Livestock	794	686,810	0.62
Softs	187	974,528	0.87

Put options purchased		1,865,971	1.67

Total options purchased		4,411,001	3.94

Options Premium Received
Call
Energy	814	(252,380)	(0.22)

Call options premium received		(252,380)	(0.22)

Put
Energy	20	(20,800)	(0.02)

Put options premium received		(20,800)	(0.02)

Total options premium received		(273,180)	(0.24)

Net fair value		$1,155,840	1.03%

See accompanying notes to financial statements.

KR Master Fund L.P.

Statements of Income and Expenses

for the year ended December 31, 2012 and

for the period May 1, 2011

(commencement of trading operations)

to December 31, 2011

	2012	2011
Investment Income:
Interest income	$59,059	$4,538

Expenses:
Clearing fees	512,271	199,979
Professional fees	66,157	70,950

Total expenses	578,428	270,929
Expense reimbursements	(57,161)	—

Net expenses	521,267	270,929

Net investment income (loss)	(462,208)	(266,391)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(5,263,717)	(7,999,546)
Change in net unrealized gains (losses) on open contracts	721,125	(2,942,745)

Total trading results	(4,542,592)	(10,942,291)

Net income (loss)	$(5,004,800)	$(11,208,682)

See accompanying notes to financial statements.

KR Master Fund L.P.

Statements of Changes in Partners’ Capital

for the year ended December 31, 2012 and

for the period May 1, 2011

(commencement of trading operations)

to December 31, 2011

Partners’ Capital
Initial capital contributions from limited partners at May 1, 2011	$78,913,306
Net income (loss)	(11,208,682)
Subscriptions	48,778,308
Redemptions	(4,539,843)
Distribution of interest income to feeder funds	(4,538)

Partners’ Capital at December 31, 2011	111,938,551
Net income (loss)	(5,004,800)
Subscriptions	40,929,684
Redemptions	(32,914,139)
Distribution of interest income to feeder funds	(59,059)

Partners’ Capital at December 31, 2012	$114,890,237

See accompanying notes to financial statements.

KR Master Fund L.P.

Notes to Financial Statements

December 31, 2012

1.	Partnership Organization:

KR Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of Delaware on April 21, 2011, to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options, swaps and forward contracts. The sectors traded include energy, grains, livestock, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Inc. indirectly owns a minority equity interest in MSSB Holdings. Citigroup Inc. also indirectly owns Citigroup Global Markets Inc. (“CGM”), the commodity broker for the Master. As of December 31, 2012, all trading decisions for the Master are made by the Advisor (defined below).

On May 1, 2011 (commencement of trading operations), Commodity Advisors Fund L.P. (“Commodity Advisors”) and Tactical Diversified Futures Fund L.P. (“Tactical”) each allocated a portion of their capital to the Master. Commodity Advisors allocated a portion of its capital with cash equal to $13,913,306 and Tactical allocated a portion of its capital with cash equal to $65,000,000. On January 1, 2012, Morgan Stanley Smith Barney Spectrum Currency and Commodity L.P. (“Spectrum Currency”) allocated a portion of its capital to the Master with cash equal to $13,925,721. The Master was formed to permit commodity pools managed by Krom River Investment Management (Cayman) Limited and Krom River Trading AG (together, and each separately, the “Advisor”) using the Krom River Commodity Program, the Advisor’s fundamental and technical trading system, to invest together in one trading vehicle.

The Master operates under a structure where its investors consist of Commodity Advisors, Tactical and Spectrum Currency (each a “Feeder”, collectively the “Funds”). Commodity Advisors, Tactical and Spectrum Currency owned approximately 9.4%, 81.8% and 8.8% investments in the Master at December 31, 2012, respectively. Commodity Advisors and Tactical owned approximately 10.5% and 89.5% investments in the Master at December 31, 2011, respectively.

The Master will be liquidated under certain circumstances, as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

2.	Accounting Policies:

a.

Use of Estimates.    The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.

Master’s Investments.    All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account

KR Master Fund L.P.

Notes to Financial Statements

December 31, 2012

on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses are included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

Effective January 1, 2012, the Master adopted Accounting Standards Update (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards” (“IFRS”). The amendments within this ASU changed the wording used to describe many of the GAAP requirements for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between GAAP and IFRS. However, some of the amendments clarified the Financial Accounting Standards Board’s (the “FASB”) intent about the application of existing fair value measurement requirements and other amendments changed a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. This new guidance did not have a significant impact on the Master’s financial statements.

The Master considers prices for exchange-traded commodity futures, forwards and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain option contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the year ended December 31, 2012 and period ended December 31, 2011, the Master did not hold any derivative instruments for which market quotations are not readily available and that were priced by broker-dealers who derive fair values for those assets and liabilities from observable inputs (Level 2) or were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models

KR Master Fund L.P.

Notes to Financial Statements

December 31, 2012

(Level 3). During the year ended December 31, 2012 and the period May 1, 2011 through December 31, 2011, there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2012	Quoted Prices in Active markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$1,531,205	$1,531,205	$—	$—
Forwards	3,399,598	3,399,598	—	—
Options purchased	5,494,376	5,494,376	—	—

Total assets	10,425,179	10,425,179	—	—

Liabilities
Futures	$2,544,818	$2,544,818	$—	$—
Forwards	3,296,546	3,296,546	—	—
Options premium received	82,320	82,320	—	—

Total liabilities	5,923,684	5,923,684	—	—

Net fair value	$4,501,495	$4,501,495	$—	$—

	December 31, 2011	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$2,371,460	$2,371,460	$—	$—
Forwards	2,955,737	2,955,737	—	—
Options purchased	4,411,001	4,411,001	—	—

Total assets	9,738,198	9,738,198	—	—

Liabilities
Futures	$1,529,278	$1,529,278	$—	$—
Forwards	6,779,900	6,779,900	—	—
Options premium received	273,180	273,180	—	—

Total liabilities	8,582,358	8,582,358	—	—

Net fair value	$1,155,840	$1,155,840	$—	$—

d.

Futures Contracts.    The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

KR Master Fund L.P.

Notes to Financial Statements

December 31, 2012

e.

London Metals Exchange Forward Contracts.    Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

f.

Options.    The Master may purchase and write (sell) both exchange listed and over-the-counter (“OTC”), options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Master purchases an option, the premium paid is recorded as an asset in the Statements of Financial Condition and marked to market daily. Net realized gains (losses) and changes in net unrealized gains (losses) on option contracts are included in the Statements of Income and Expenses.

g.

Income and Expenses Recognition.    All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

h.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current period. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2011 through 2012 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

i.

Subsequent Events.    The General Partner of the Master evaluates events that occur after the balance sheet date but before financial statements are filed. The General Partner has assessed the subsequent events through the date of filing and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

KR Master Fund L.P.

Notes to Financial Statements

December 31, 2012

j.

Recent Accounting Pronouncements.    On October 1, 2012, the FASB issued ASU 2012-04 “Technical Corrections and Improvements”, which makes minor technical corrections and clarifications to Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures.” When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-Codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. ASU 2012-04 also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820. The amendments are effective for fiscal periods beginning after December 15, 2012. The adoption of this ASU will not have a material impact on the Master’s financial statements.

In December 2011, the FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities,” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Subsequently in January 2013, the FASB issued ASU 2013-01 “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”, which clarifies the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparisons between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of IFRS. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Master would also provide the disclosures retrospectively for all comparative periods presented. The Master is currently evaluating the impact these pronouncements would have on the financial statements.

In October 2011, the FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company. The primary changes being proposed by the FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, the FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. In August 2012, the FASB updated the proposed ASU to state that entities regulated under the Investment Company Act of 1940 should qualify to be investment companies within the proposed investment company guidance. The Master will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

KR Master Fund L.P.

Notes to Financial Statements

December 31, 2012

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor. The Advisor is not affiliated with the General Partner or CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement (the “Customer Agreement”) with CGM whereby CGM provides services which include, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) are borne by the Master. All other fees, including CGM’s direct brokerage fees, shall be borne by the Funds. All of the Master’s assets are deposited in the Master’s account at CGM. The Master’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2012 and 2011, the amount of cash held by the Master for margin requirements were $3,602,748 and $5,499,862, respectively. The Customer Agreement may be terminated upon notice by either party.

Spectrum Strategic pays to Morgan Stanley & Co. LLC (“MS&Co.”) a monthly brokerage fee at a flat rate of 1/12 of 6% per month (a 6% annual rate) of the net assets of Spectrum Strategic allocated to the Advisor as of the first day of each month. Such fee includes clearing fees that are charged to the Master, therefore, the Master receives monthly expense reimbursements on clearing fees from MS&Co. incurred during such month, as shown on the Statements of Income and Expenses as expense reimbursements, based on the beginning of the month Partners’ capital allocation percentage of Spectrum Strategic in the Master.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement between the Master and CGM gives the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and open forward contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the year ended 2012 and during the period ended December 31, 2011 were 3,280 and 1,906, respectively. The monthly average number of metals forward contracts traded during the year ended 2012 and during the period ended December 31, 2011 were 2,746 and 1,287, respectively. The monthly average number of options contracts traded during the year ended 2012 and during the period ended December 31, 2011, were 7,377 and 3,697, respectively.

KR Master Fund L.P.

Notes to Financial Statements

December 31, 2012

The following tables indicate the gross fair values of derivative instruments of futures, forwards and option contracts as separate assets and liabilities as of December 31, 2012 and 2011.

	2012
Assets
Futures Contracts
Energy	$638,366
Grains	74,908
Livestock	144,080
Metals	530,463
Softs	143,388

Total unrealized appreciation on open futures contracts	$1,531,205

Liabilities
Futures Contracts
Energy	$(308,190)
Grains	(1,216,025)
Livestock	(95,110)
Metals	(862,748)
Softs	(62,745)

Total unrealized depreciation on open futures contracts	$(2,544,818)

Net unrealized depreciation on open futures contracts	$(1,013,613	)*

Assets
Forward Contracts
Metals	$3,399,598

Total unrealized appreciation on open forward contracts	$3,399,598

Liabilities
Forward Contracts
Metals	$(3,296,546)

Total unrealized depreciation on open forward contracts	$(3,296,546)

Net unrealized appreciation on open forward contracts	$103,052	**

Assets
Options Purchased
Energy	$2,962,680
Grains	1,973,056
Livestock	408,280
Softs	150,360

Total options purchased	$5,494,376	***

Liabilities
Options Premium Received
Softs	$(82,320)

Total options premium received	$(82,320	)****

*	This amount is in “Net unrealized depreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is in “Net unrealized appreciation on open forward contracts” on the Statements of Financial Condition.

***	This amount is in “Options purchased, at fair value" on the Statements of Financial Condition.

****	This amount is in “Options premium received, at fair value" on the Statements of Financial Condition.

KR Master Fund L.P.

Notes to Financial Statements

December 31, 2012

	2011
Assets
Futures Contracts
Energy	$143,100
Grains	324,702
Livestock	30,540
Metals	1,849,850
Softs	23,268

Total unrealized appreciation on open futures contracts	$2,371,460

Liabilities
Futures Contracts
Energy	$(145,730)
Grains	(76,628)
Livestock	(198,420)
Metals	(179,615)
Softs	(928,885)

Total unrealized depreciation on open futures contracts	$(1,529,278)

Net unrealized appreciation on open futures contracts	$842,182	*

Assets
Forward Contracts

Metals	$2,955,737

Total unrealized appreciation on open forward contracts	$2,955,737

Liabilities
Forward Contracts

Metals	$(6,779,900)

Total unrealized depreciation on open forward contracts	$(6,779,900)

Net unrealized depreciation on open forward contracts	$(3,824,163	)**

Assets
Options Purchased

Energy	$2,749,663
Livestock	686,810
Softs	974,528

Total options purchased	$4,411,001	***

Liabilities
Options Premium Received

Energy	$(273,180)

Total options premium received	$(273,180	)****

*	This amount is in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is in “Net unrealized depreciation on open forward contracts” on the Statements of Financial Condition.

***	This amount is in “Options purchased, at fair value” on the Statements of Financial Condition.

****	This amount is in “Options premium received, at fair value” on the Statements of Financial Condition.

KR Master Fund L.P.

Notes to Financial Statements

December 31, 2012

The following tables indicate the trading gains and losses, by market sector, on derivative instruments for the year ended December 31, 2012, and for the period from May 1, 2011 (commencement of trading operations), to December 31, 2011.

	2012		2011
Sector
Currencies	$(564,129)		$(240,296)
Energy	(2,594,826)		(4,900,730)
Grains	2,298,579		(4,551,541)
Livestock	(1,839,345)		(1,270,100)
Metals	(248,241)		812,459
Softs	(1,594,630)		(792,083)

Total	$(4,542,592	)*****	$(10,942,291	)*****

*****	This amount is in “Total trading results” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master as of the end of any month. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Ratios to average net assets for the year ended December 31, 2012 and for the period from May 1, 2011 (commencement of trading operations) to December 31, 2011 were as follows:

	2012		2011
Net investment income (loss)*	(0.4)%		(0.4	)%**

Operating expenses	0.4	%***	0.4	%**

Total return	(4.2)%		(11.9)%

*	Interest income less total expenses.

**	Annualized.

***	Percentages are after expense reimbursement (equal to 0% due to rounding).

The above ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios are calculated for the limited partner class using limited partners’ share of income, expenses and average net assets.

KR Master Fund L.P.

Notes to Financial Statements

December 31, 2012

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or OTC. Exchange-traded instruments are standardized and include futures and certain forwards and option contracts. OTC contracts are negotiated between contracting parties and include certain forwards, swaps and option contracts. Specific market movements of commodities or future contracts underlying an option cannot be accurately predicted. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk, as CGM or a CGM affiliate is the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that through CGM, the Master’s counterparty is an exchange or clearing organization.

As both a buyer and seller of options, the Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master does not consider these contracts to be guarantees.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.